Exhibit 23.03







Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements(Form S-8 No. 2-80907, No. 33-34455, No. 33-61456, No. 33-53857, No. 33-55364, and No.
33-37477) pertaining to the Amended and Restated 1981 Incentive Stock Option Plan, the Amended and Restated 1986 Incentive Stock Option Plan, the 1993 Employee Stock Purchase Plan of Fourth Financial Corporation, the Fourth Financial Corporation 1993 Incentive Stock Option Plan, the Fourth Financial Corporation Amended and Restated Executive Employees' Deferred Compensation Plan, and the Fourth Financial Corporation Savings and Investment Plan of our report dated February 19, 1993, with respect to the consolidated financial statements of Commercial Landmark Corporation included in this Annual Report on Form 10-K for the year ended December 31, 1994.






                                    /s/ Sartain Fischbein & Co.

                                    SARTAIN FISCHBEIN & CO.
March 10, 1995